UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

First Citizens Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

Commission file number 0-11709
 ________________________

Tennessee	62-1180360
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

P.O. Box 370, One First Citizens Place
Dyersburg, Tennessee 38024
 (Address of principal executive offices including zip code)

(731) 285-4410
 (Registrant's telephone number, including area code)
________________________

Item 7.01: Decrease in Dividends

The Registrant hereby files this document to report changes related to Item 7.01.

Dear Shareholder,

Over the years, management's role at First Citizens Bancshares, Inc. has traditionally been to focus on increasing shareholder value and returns. This concept worked well for both the company and our shareholders during more normal economic times. The current period of unprecedented financial turbulence has challenged this strategy and forced management to focus instead on actions that protect and preserve the value of those investments. Current adverse economic conditions and continued deterioration in real estate markets place a heightened importance on maintaining strong capital and liquidity positions. Even though First Citizens National Bank continues to be a profitable, well-capitalized community bank, we must remain diligent in our efforts to maintain this position.

As a precautionary measure, the second quarter dividend to shareholders of the company, payable on June 15, 2009, will be reduced from $0.29 per share to $0.15 per share. Once order is restored in financial markets, shareholder return will once again take priority. Reducing the dividend was a difficult decision and one made only after serious deliberation.

Numerous other precautionary actions are also being implemented. The Board of Directors voted unanimously to adopt a variable-based formula for calculating Board and Board Committee Fees, effectively reducing Board compensation when performance measures of the company are not met. Retirement Benefits that historically accrue to both staff and management through an Employee Stock Ownership Plan have been curtailed until earning can be restored to more acceptable levels. Employee and Management incentive pay in contingent upon meeting specific performance goals of both the individual and the company, ensuring that management and staff is rewarded financially only if the company does well. In an effort to improve the earnings stream, management continues to focus on increasing fee income, improving net interest margins and further reducing operating expenses. These actions, along with numerous others, combine to ensure that when the economic crisis turns, we will be well positioned to add significant value to the investment of our shareholders.

Over the past year, our teammates have successfully dealt with a multitude of challenges, all the while remaining profitable and well capitalized and without participation or reliance on government bailout programs. I am confident we will emerge from this crisis a stronger institution, ready to pursue new opportunities as market conditions improve.

Sincerely,

/s/ JEFFREY D. AGEE                                /s/ KATIE S. WINCHESTER
   President and CEO                                                   Chairman